EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Authentidate Holding Corp. on Form S-3 (Nos. 333-183093, 333-161220, 333-80917, 333-05445, 333-49160, 333-70880, 333-100546, 333-101354, 333-106174, 333-109626, 333-113153 333-170760 and 333-179577) and Form S-8 (Nos. 333-197346, 333-179269, 333-23933, 333-65894, 333-91337, 333-97965, 333-118338 and 333-174347), of our report dated September 29, 2014, on our audits of the consolidated financial statements as of June 30, 2014 and 2013 and for each of the years in the three year period ended June 30, 2014 which report is included in this Annual Report on Form 10-K to be filed on or about September 29, 2014.

/s/ EisnerAmper LLP

New York, New York

September 29, 2014